EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 08/18/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.49%	-0.21%	5.63%
Class B Units	-0.50%	-0.25%	5.06%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED AUGUST 18, 2006

The Grant Park Futures Fund sustained trading losses during the past week. Positions in the energies and currencies accounted for the majority of setbacks. Gains came mainly from positions in the interest rate and stock index sectors.

Long positions in the energy sector incurred losses as the price of crude oil fell a little more than 5% last week. Analysts suggested that the sell-off occurred as news of a ceasefire between Israel and Hezbollah eased investors’ worries over a widening war in the region. Prices also fell on reports that British Petroleum will be able to keep 200,000 barrels of oil per day moving through the Prudhoe Bay pipeline in Alaska. October crude oil was $3.89 lower for the week, settling at $72.10 per barrel. Unleaded gasoline and heating oil also closed lower resulting in losses to long positions.

A long position in the Australian dollar resulted in losses for the currency sector as Reserve Bank of Australia Governor Ian Macfarlane suggested that growth was slowing and that wage growth was not a threat to the central bank’s inflation target. The “Aussie” fell relative to the U.S. dollar on the comments as investors speculated that the RBA might not be in a position to tighten interest rates when it meets in November. Uncertainty over a possible rate rise also sent the British pound lower against the dollar, resulting in losses to long positions.

Long positions in the U.S. Treasury market were profitable as prices were higher in response to the news that producer prices (minus food and energy) fell an unexpected 0.3% in July and that consumer prices were only 0.2% higher during the same period. Economists had expected a 0.2% rise in producer prices and a 0.3% increase in consumer prices over July. Ten-year notes and Thirty-year bonds rallied on the reports.

Lastly, the news on producer and consumer prices gave a boost to share prices. Domestically, long positions in the S&P Composite Index reported gains as share prices rallied on investors’ expectations that lower prices might make it difficult for the U.S. Federal Reserve to further tighten short-term interest rates. Gains also came from long positions in the Hong Kong Hang Seng and Paris CAC.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

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